Exhibit 99.1

Nationstar Reports Fourth Quarter and Full Year 2016 Financial Results

  Quarterly net income of $198 million, $2.01 per diluted share and adjusted EPS of $0.36
  Adjusted servicing profitability of $58 million, 5.0 basis points (bps), increased 49% compared to the third quarter
  Boarded $161 billion of servicing assets in 2016, ending UPB increased 19% year-over-year
  Over $144 billion of servicing assets expected to board during 2017
  Originations quarterly GAAP net income of $31 million and adjusted pretax income of $43 million

DALLAS--(BUSINESS WIRE)--February 22, 2017--Nationstar Mortgage Holdings Inc. (NYSE: NSM) today announced that it generated fourth quarter GAAP net income attributable to Nationstar of $198 million, or $2.01 per diluted share driven principally by strong operating results, a favorable mark-to-market ("MTM") adjustment, and decreased amortization of the servicing portfolio. On an adjusted basis, the Company reported earnings for the fourth quarter of $35 million, or $0.36 per share, driven principally by sequential improvement in servicing profitability and strong originations earnings.

"Nationstar had an incredible year of success in 2016,” said Jay Bray, Chairman and Chief Executive Officer. “We increased servicing profitability bps over 87% while ending the year with a record 2.9 million customers. Originations also had a banner year posting record earnings and funding more than $20 billion in loans. At Xome®, we continued to invest in new technologies and grow third-party business,” Bray added. “We enter 2017 with solid momentum and the opportunity to welcome almost 1 million new customers to our servicing platform as we continue on our journey to reinvent the mortgage experience for the customer and enhance our leadership role in residential servicing.”

Fourth Quarter and Full Year Business Highlights

Servicing Segment

The Servicing segment achieved $348 million GAAP pretax income or $58 million adjusted pretax income (5.0 bps) during the fourth quarter. Adjusted pretax income improved by 49% over the prior quarter due to lower amortization, improvement in portfolio performance, and lower corporate overhead. We also continued to implement technology and process initiatives to drive overall servicing profitability higher. For the full year, the Servicing segment earned GAAP pretax income of $13 million, adjusted pretax income of $229 million or 5.6 bps which represents an 87% basis point improvement over 2015.

	Quarter Ended				Year Ended
($ in millions)	Q3'16		Q4'16		2015			2016
	$	BPS	$	BPS	$	BPS		$	BPS
Operational	$310	31.8	$317	27.3	$1,314	33.3		$1,278	31.5
Amortization	(92)	(9.4)	(79)	(6.8)	(320)	(8.1)		(314)	(7.7)
Mark-to-market	(8)	(0.8)	290	25.0	(112)	(2.9)		(211)	(5.2)
Total revenues	210	21.6	528	45.5	882	22.4		753	18.6
Expenses	(154)	(15.8)	(156)	(13.4)	(788)	(19.9)		(645)	(15.9)
Total other income (expenses), net	(25)	(2.6)	(24)	(2.1)	(110)	(2.8)		(95)	(2.3)
Income (loss) before taxes (GAAP)	31	3.2	348	30.0	(16)	(0.4)		13	0.3
Mark-to-market	8	0.8	(290)	(25.0)	112	2.9		211	5.2
Non-recurring	—	—	—	—	20	0.5	—	4	0.1
Adjusted pretax income	$39	4.0	$58	5.0	$117	3.0		$229	5.6

Adjusted pretax income margin	19%		11%		13%			30%

Throughout the year we boarded $161 billion of loans, including $95 billion of subserviced loans, which are expected to generate significantly higher returns on equity due to the limited capital deployed. In addition, our new subservicing partners provide an additional source of future MSRs to replenish and grow our portfolio.

	Quarter Ended		Year Ended
	Q3'16	Q4'16	2015	2016
Ending UPB ($B)	$453	$473	$398	$473
Average UPB ($B)	$390	$464	$396	$406
60+ day delinquency rate	5%	5%	7%	5%
Annualized CPR	18%	18%	16%	17%
Annualized CPR, net of recapture	15%	15%	13%	14%
Modifications and workouts	13,506	14,530	64,992	58,034

The Company enters 2017 with strong tailwinds for the servicing segment that should continue to drive increased servicing profitability and cash flow. First, prepayments are trending lower, lengthening the duration and increasing the value of the servicing portfolio. Annualized CPR was 14% in January 2017 compared to an average of 18% for the fourth quarter of 2016. Second, Nationstar's continued ability to keep homeowners in their homes along with an improving economy enhances portfolio performance and drives down costs to service loans increasing overall profitability and cash flows. Third, the Company expects to board $144 billion UPB throughout 2017 with limited use of capital. This includes the recently announced subservicing agreement with New Residential where Nationstar will subservice approximately $111 billion UPB that New Residential has agreed to purchase, including $97 billion UPB of seasoned Agency MSRs from CitiMortgage, Inc. Based upon current boarding expectations we believe servicing profitability should approximate 5.0 bps or higher over the full year 2017.

Originations Segment

The Originations segment achieved $31 million GAAP pretax income or $43 million adjusted pretax income in the fourth quarter. Adjusted pretax income declined compared to the prior quarter, due to the increase in mortgage rates during the quarter and seasonality. For the full year, the Originations segment earned $209 million GAAP pretax income or $223 million adjusted pretax income, and increased customer recapture to 29%.

	Quarter Ended		Year Ended
($ in millions)	Q3'16	Q4'16	2015	2016
Adjusted Pretax Income:
Income before taxes (GAAP)	$83	$31	$206	$209
Non-recurring	2	12	4	14
Adjusted pretax income	$85	$43	$210	$223

Adjusted pretax income margin	38%	27%	32%	30%

The integrated originations platform continues to replenish the MSR portfolio at attractive rates of returns by providing customers with an extended array of mortgage options. To build increased awareness of our core brand and to drive customer retention, management decided to retire the Greenlight trademark as of year-end. This retirement accounts for the non-recurring charges in the fourth quarter.

	Quarter Ended		Year Ended
($ in millions)	Q3'16	Q4'16	2015	2016
Total pull through adjusted volume	$5,881	$4,870	$18,405	$20,470
Funded volume	$5,533	$5,338	$17,971	$20,316
Recapture percentage	27%	28%	27%	29%
Purchase volume as a percentage of funded volume	24%	19%	26%	24%

Key initiatives for the Originations segment in 2017 include increasing customer recapture across the entire servicing portfolio, expanding our government lending and streamlined offerings, and further reducing operating expenses.

Xome Segment

Xome delivered $16 million GAAP pretax income, or $18 million adjusted pretax income in the fourth quarter. Earnings were down sequentially due to a 9% reduction in property listing sales attributable partially to seasonality as well as a reduction in available inventory. Third-party revenues for the quarter, which primarily consist of leading financial institutions, were 44% of total revenues, as Xome continues to focus on diversifying its revenue streams and client base. For the full year, Xome earned $69 million GAAP pretax income or $77 million adjusted pretax income, while growing title operations, launching new SaaS initiatives and expanding third-party revenues.

	Quarter Ended		Year Ended
($ in millions)	Q3'16	Q4'16	2015	2016
Adjusted Pretax Income:
Income before taxes (GAAP)	$20	$16	$79	$69
Non-recurring	—	2	—	8
Adjusted pretax income	$20	$18	$79	$77

Adjusted pretax income margin	19%	19%	18%	18%

In the fourth quarter of 2016, Xome entered into a referral contract that combines Xome’s real estate brokerage, marketing, technology and transactional expertise with a leading “sale by owner” platform. Through this new program, homeowners who wish to sell their homes themselves will benefit from having access to Xome’s auction platform, real estate agent panel and additional transaction-related services while helping to market and amplify property listings for owners on the site.

	Quarter Ended		Year Ended
	Q3'16	Q4'16	2015	2016
Property listings sold	4,061	3,687	20,640	17,319
REO listings at period end	5,284	4,669	8,426	4,669
Xome services completed orders	146,257	139,691	657,129	594,623
Percentage of revenue earned from third-party customers	44%	44%	33%	40%

Key strategies for 2017 include improved profitability of core service offerings, expanding our SaaS and other technology offerings organically and through partnering with third parties to create innovative service offerings to customers as well as continued investment in new products and technologies that we believe will drive third-party revenues.

Capital & Liquidity

The Company maintained a robust capital position with regulatory ratios well above regulatory standards. The Company is authorized to repurchase up to $100 million of common stock pursuant to the previously-announced stock repurchase program. Unless Nationstar amends the share repurchase program or repurchases the full $100 million amount by an earlier date, the share repurchase program will continue through December 2017. In addition, strong cash flow generation has enabled the Company to repurchase $11 million of unsecured senior notes in the fourth quarter, for a total of $40 million for the full year 2016.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on February 22, 2017 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 70143118 to access the conference call.

A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.mynationstar.com. Please click on the February 22, 2017 Conference Call link to access the call. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 70143118 to access the replay. The replay will be accessible through March 8, 2017.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates, as applicable, restructuring costs, rebranding and integration costs, gains (losses) on sales of fixed assets, certain legal settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding our Servicing segment's profitability, cash flow, pipeline and key initiatives in 2017 for Originations and Xome. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per share data)

	Quarter Ended
	September 30, 2016	December 31, 2016
Revenues:
Service related, excluding MTM	$313	$326
Total MTM	(8)	290
Net gain on mortgage loans held for sale	237	173
Total revenues	542	789

Total expenses	407	412

Other income (expense):
Interest income	103	112
Interest expense	(165)	(172)
Other expense	(2)	—
Total other expense, net	(64)	(60)
Income before income tax expense	71	317
Income tax expense	29	119
Net income	42	198
Less: net loss attributable to noncontrolling interests	(3)	—
Net income attributable to Nationstar	$45	$198

Earnings per share attributable to common stockholders:
Basic	$0.46	$2.02
Diluted	$0.46	$2.01
Weighted average shares of common stock outstanding (in millions)
Basic	97	98
Diluted	98	99

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2016	December 31, 2016
Assets
Cash and cash equivalents	$695	$489
Restricted cash	336	388
Mortgage servicing rights	2,732	3,166
Advances and other receivables, net	1,824	1,749
Reverse mortgage interests, net	7,334	11,033
Mortgage loans held for sale at fair value	1,839	1,788
Mortgage loans held for investment, net	156	151
Property and equipment, net	149	136
Derivative financial instruments at fair value	127	133
Other assets	654	560
Total assets	$15,846	$19,593

Liabilities and stockholders' equity
Unsecured senior notes, net	$2,000	$1,990
Advance facilities, net	1,188	1,096
Warehouse facilities, net	2,610	2,421
Payables and accrued liabilities	1,164	1,470
MSR related liabilities - nonrecourse at fair value	1,079	1,241
Mortgage servicing liabilities	11	48
Derivative financial instruments at fair value	14	13
Other nonrecourse debt, net	6,298	9,631
Total liabilities	14,364	17,910
Total stockholders' equity	1,482	1,683
Total liabilities and stockholders' equity	$15,846	$19,593

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended September 30, 2016
				Corporate
	Servicing	Originations	Xome	and Other	Elim.	Consolidated

REVENUES:
Service related, net	$210	$14	$107	$—	$(26)	$305
Net gain on mortgage loans held for sale	—	211	—	—	26	237
Total revenues	210	225	107	—	—	542
Total expenses	(154)	(142)	(87)	(24)		(407)
Other income (expense):
Interest income	82	17	—	4	—	103
Interest expense	(107)	(16)	—	(42)	—	(165)
Other	—	(1)	—	(1)	—	(2)
Total other income (expense)	(25)	—	—	(39)		(64)
Pretax income (loss)	$31	$83	$20	$(63)	$—	71

Income tax expense						(29)
Noncontrolling interest						3
Net income attributable to Nationstar						$45
Earnings per share - diluted and basic						$0.46

Adjusted Earnings:
Pretax income (loss)	$31	$83	$20	$(63)	$—	$71
MTM	8	—	—	—	—	8
Non-recurring	—	2	—	—	—	2
Adjusted pretax income (loss)	$39	$85	$20	$(63)	$—	81
Income tax expense						(30)
Adjusted earnings						$51
Adjusted EPS						$0.52

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended December 31, 2016
				Corporate
	Servicing	Originations	Xome	and Other	Elim.	Consolidated

REVENUES:
Service related, net	$528	$15	$97	$1	$(25)	$616
Net gain on mortgage loans held for sale	—	148	—	—	25	173
Total revenues	528	163	$97	1	—	789
Total expenses	(156)	(133)	(81)	(42)	—	(412)
Other income (expense):
Interest income	93	15	—	4	—	112
Interest expense	(117)	(14)	—	(41)	—	(172)
Total other income (expense)	(24)	1	—	(37)	—	(60)
Pretax income (loss)	$348	$31	$16	$(78)	$—	317

Income tax expense						(119)
Noncontrolling interest						—
Net income attributable to Nationstar						$198
Earnings per share
Basic						$2.02
Diluted						$2.01

Adjusted Earnings:
Pretax income (loss)	$348	$31	$16	$(78)	$—	$317
MTM	(290)	—	—	—	—	(290)
Non-recurring expenses	—	12	2	15	—	29
Adjusted pretax income	$58	$43	$18	$(63)	$—	56
Income tax expense						(21)
Adjusted earnings						$35
Adjusted EPS						$0.36

CONTACT:
Nationstar Mortgage Holdings Inc.
Robert Stiles, 972-316-5383